EXHIBIT 10.19

CHEMED CORPORATION
CHANGE IN CONTROL SEVERANCE PLAN
AS AMENDED AUGUST 3, 2018

ESTABLISHMENT and amendment OF PLAN

As of the Effective Date, the Company (as such term is hereinafter defined) established the Chemed Corporation Change in Control Severance Plan, as set forth in this document.  As of the Amendment Date, the Company amended the Plan to provide that the tax gross-up provisions in Section 6.3 shall apply only to those individuals who were Participants in the Plan on the Amendment Date and not to anyone designated as a Participant following the Amendment Date (all such terms are hereinafter defined).

PURPOSE

Chemed Corporation, by means of this Change in Control Severance Plan, desires to provide Participants (as such term is hereinafter defined) with certain severance protections in the event of a Change in Control of the Company (as both terms are hereinafter defined) in order to minimize the personal financial concerns and to promote the best interests of the Company and any successor.

DEFINITIONS

As used herein, the following words and phrases shall have meanings set forth below (unless the context clearly indicates otherwise):

“Administrative Committee” shall mean the Compensation/ Incentive Committee of the Board of Directors or such other committee as determined by the Board of Directors.

“Affiliate” shall mean an entity directly or indirectly controlled by, controlling, or under common control with the Company.

“Amendment Date” shall mean August 3, 2018.

“Annual Bonus” shall mean the average of the amounts of the Participant’s bonuses under an Employer’s annual bonus plan paid or payable for the last three full fiscal years prior to the Change in Control Date, or if more favorable to the Participant, the Date of Termination.  The amount shall include any annual bonus or portion thereof which has been earned but deferred, and in the event that the Participant was not employed by an Employer for the whole of a particular fiscal year and such amount received by the Participant was reduced pro-rata to reflect this fact, the amount shall be annualized.

“Base Salary” shall mean the amount a Participant is entitled to receive from an Employer in cash as wages or salary on an annualized basis in consideration for his or her services, including any such amounts which may have been deferred, but excluding all other elements of compensation such as, without limitation, any bonus, commissions, overtime, health benefits, perquisites, and incentive compensation.

“Beneficiary” shall mean those designated by the Participant, or if not so designated:

with respect to a Participant who was married at the time of death, his or her surviving spouse; and

with respect to a Participant who was not married at the time of death, the legal representative of the Participant’s estate under the laws of the state of the Participant’s domicile at the time of death.

“Board” shall mean the Board of Directors of the Company.

“Cause” shall mean, with respect to a Participant’s termination of employment: (a) the willful and repeated failure of the Participant to perform substantially the Participant’s duties with an Employer (other than any such failure resulting from incapacity due to physical or mental illness); (b) the Participant’s conviction of, or plea of guilty or nolo contendere to, which through lapse of time or otherwise is not subject to appeal, a felony which is materially and demonstrably injurious to an Employer; or (c) the Participant’s engagement in willful gross misconduct or gross negligence in connection with his or her employment.

“Change in Control” shall mean the first to occur of any of the following events after the Effective Date:

the direct or indirect acquisition by any person, corporation, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either the then outstanding capital stock of the Company (“Outstanding Capital Stock”) or the combined voting power of the then outstanding voting securities of the Company entitled to vote in the election of members of the Board (“Outstanding Voting Securities”) in a single transaction or series of transactions; provided, however, that the following acquisitions shall not constitute a Change in Control:

an acquisition from the Company or an Affiliate;

an acquisition by the Company or an Affiliate;

an acquisition by an employee benefit plan or related trust sponsored or maintained by the Company or an Affiliate; or

an acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii), and (iii) of Subsection (c) of this Section 3.8;

Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a Board member subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Board members then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Board members or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

the consummation of a reorganization, merger, consolidation, or similar transaction to which the Company is a party (a “Business Combination”), unless following such Business Combination: (i)  the Company is the surviving corporation of such Business Combination, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan or related trust of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding capital stock or the combined voting power of the then outstanding voting securities entitled to vote in the election of members of the board, as the case may be, of the corporation resulting from such Business Combination, except to the extent that such ownership existed prior to such Business Combination; and (iii) individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of the corporation resulting from such Business Combination;

the approval by the shareholders of the Company of a plan for the complete liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company; or

any other transaction that the Administrative Committee deems to be a Change in Control, which the Administrative Committee can deem to apply to all Participants or only those Participants it selects.

“Change in Control Date” shall mean the date on which a Change in Control occurs.

“Company” shall mean Chemed Corporation and any successor thereto.

“Date of Termination” shall mean the date on which a Participant’s employment with all Employers terminates.

“Disability” shall mean, with respect to a Participant’s termination of employment due to Disability: (a) a disability entitling the Participant to long-term disability benefits under the applicable long-term disability plan of the Company or an Affiliate or such other long-term disability plan under which the Participant is entitled to long-term disability benefits; or (b) if the Participant is not covered by such a plan, a physical or mental condition or illness that renders a Participant totally and permanently incapable of performing the Participant’s duties for the Company or an Affiliate for a total of 180 days or more during any consecutive 12-month period.

“Effective Date” shall mean December 1, 2006.

“Employee” shall mean any full-time employee of an Employer.

“Employer” shall mean the Company or any of its Affiliates.

“Good Reason” shall mean, with respect to any Participant, the occurrence of any of the following events after expiration of a 30-day cure period afforded the Company to remedy any of the following events claimed by the Participant following a Change in Control Date, or prior to a Change in Control Date if any such events can be reasonably demonstrated to have occurred in connection with, or in anticipation of, a Change in Control:

a material diminution in the nature and scope of the Participant’s responsibilities, authorities, powers, functions, or duties from the most significant of those responsibilities, authorities, powers, functions, or duties exercised by, and assigned to, the Participant at any time during the 120-day period prior to the Change in Control Date, other than an isolated, insubstantial, and inadvertent action not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

a material reduction in the Participant’s Base Salary below the Required Base Salary, other than an isolated, insubstantial, and inadvertent reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant;

a material reduction in bonus under any current or subsequent annual bonus plan available to the Participant below the average of the Participant’s bonuses under an Employer’s annual bonus plan for the last three full fiscal years prior to the Change in Control Date;

a material reduction in equity-based or other long-term incentive compensation opportunity below that in effect for the Participant during the 120-day period prior to the Change in Control Date;

a material reduction in the aggregate level of employee benefits offered to the Participant in comparison to the most favorable of such employee benefit programs and arrangements in effect for the Participant during the 120-day period prior to the Change in Control Date, other than any across-the-board reduction applicable to all Employees and other than an isolated, insubstantial, and inadvertent reduction not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Participant; or

a change at the request of an Employer in the Participant’s principal work location to a work location that is more than 50 miles from any location where the Participant was based during the 120-day period prior to the Change in Control Date, or an Employer’s requiring the Participant to travel on Employer business to a substantially greater extent than required during the 120-day period prior to the Change in Control Date; or

receipt of notice of Company’s intention to cancel or not renew any employment agreement of a Tier 1 Participant during the first year following a Change in Control.

“Participant” shall mean an Employee who is designated in Appendix A hereto to participate in the Plan or who may be added to such appendix from time to time by the Administrative Committee.

“Plan” shall mean the Chemed Corporation Change in Control Severance Plan.

“Required Base Salary” shall mean, with respect to any Participant, the higher of: (a) the Participant’s highest Base Salary as in effect during the 120-day period prior to the Change in Control Date; and (b) the Participant’s highest Base Salary in effect at any time thereafter.

“Severance Benefits” shall mean the payments and benefits provided in accordance with Section 6.2 of the Plan.

“Severance Period” shall mean a period beginning on the Date of Termination with a duration in years equal to the severance multiple the Participant is entitled to receive under Section 6.2(a).

ADMINISTRATION

Administration.  Subject to the express provisions of the Plan, the Administrative Committee shall have the authority to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable for the administration of the Plan.  The determinations of the Administrative Committee pursuant to its authority under the Plan shall be conclusive and binding.

DURATION OF PARTICIPATION

Duration of Participation.  A Participant shall cease to be a Participant in the Plan when he or she no longer is an Employee of any Employer.  Notwithstanding the foregoing, a Participant who is entitled, as a result of ceasing to be an Employee of an Employer, to receipt of Severance Benefits or any other amounts under the Plan shall remain a Participant in the Plan until the full amount of the Severance Benefits and any other amounts payable under the Plan have been paid to the Participant.

SEVERANCE BENEFITS

Right to Severance Benefits.

Terminations Which Give Rise to Severance Benefits.  A Participant shall be entitled to receive Severance Benefits as provided in Section 6.2, if a Change in Control has occurred and the Participant’s employment with an Employer is terminated under the following circumstances:  (i) by action of the Employer, unless the termination is for Cause; or (ii) by action of the Participant within 90 days after the occurrence of an event constituting Good Reason; provided, in either event, that (x) such termination occurs after such Change in Control and on or before the second anniversary thereof, or (y) the termination described in clause (i) above or the event constituting Good Reason giving rise to the termination described in clause (ii) above, as applicable, occurs before such Change in Control but the Participant can reasonably demonstrate that such termination or event, as applicable, occurred in connection with, or in anticipation of, a Change in Control.  Severance Benefits or any other amounts otherwise payable to a Participant under the Plan shall be conditioned upon execution of a general release of claims in favor of the Company in a form satisfactory to the Company’s counsel.

Terminations Which Do Not Give Rise to Severance Benefits.  If a Participant’s employment is terminated: (i) by an Employer for Cause; (ii) due to the Participant’s death or Disability; or (iii) by the Participant other than for Good Reason, the Participant shall not be entitled to the Severance Benefits under the Plan, regardless of the occurrence of a Change in Control.

Severance Benefits.

In General.  If a Participant’s employment is terminated in circumstances entitling him or her to Severance Benefits as provided in Section 6.1(a), the Company shall pay such Participant (or in the event of a Participant’s death following entitlement to Severance Benefits, his or her Beneficiary), an amount equal to three times for Tier 1 Participants and two times for Tier 2 Participants, the sum of the Participant’s: (i) Required Base Salary; and (ii) Annual Bonus.  In addition, Participant shall receive an amount equal to the product of the Participant’s: (x) Annual Bonus; and (ii) a fraction, the numerator of which is the number of days in the fiscal year through the Date of Termination and the denominator of which is 365, if such termination occurs in a fiscal year other than the fiscal year of the Change in Control.  All such payments shall be made in a lump sum in cash within 10 days after the Date of Termination, but in no event later than the following March 15.  Regardless of termination, a Participant shall receive an amount equal to the Participant’s Annual Bonus within 10 days after the Change in Control Date.

Payment shall be made in a lump sum in cash.

Welfare Benefits; Retirement Plans; Perquisites.  In addition, a Participant entitled to Severance Benefits pursuant to Section 6.1(a) will continue to be provided with health insurance, life insurance, long-term care insurance and long-term disability benefits comparable to the benefits provided to the Participant immediately prior to the Date of Termination, or if more favorable to the Participant, the Change in Control, for the duration of the Severance Period, with no increase in the Employee’s contribution rate on the Date of Termination (without giving effect to any rate increase after the Change in Control which constitutes or may constitute Good Reason); provided that if the Participant is precluded from continuing his or her participation in any applicable plan, program, or arrangement, the Participant shall be provided with the after-tax cost of continuation of such coverage, including premiums under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (“COBRA Premiums”), for the Participant with respect to the benefits provided under such plan, program, or arrangement, paid as a lump sum payment within 10 days after Termination, but in no event later than the following March 15.  Any benefits so provided shall not be considered a continuation of coverage as provided under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.  A Participant entitled to Severance Benefits pursuant to Section 6.1(a) shall also receive a lump sum payment in cash within 10 days after the Change in Control but in no event later than the following March 15, equal to the Employer contributions that would have been made on the Participant’s behalf pursuant to the Company’s qualified and non-qualified defined contribution retirement plans, assuming continued participation on the same basis as immediately prior to the Date of Termination, or if more favorable to the Participant, the Change in Control, which the Participant would have received if the Participant’s employment had continued during the Severance Period, assuming that the Participant’s compensation for each year during such period is as in effect immediately prior to the Date of Termination, or if more favorable to the Participant, the Change in Control, and that the Employer contributions are determined pursuant to the applicable plans as in effect immediately prior to the Date of Termination, or if more favorable to the Participant, the Change in Control.  A Participant entitled to Severance Benefits pursuant to Section 6.1(a) will continue to be provided with a cash payment equal to the value to the Participant of perquisites comparable to those provided to the Participant immediately prior to the Date of Termination, or if more favorable to the Participant, the Change in

Control, for the duration of the Severance Period.  Such cash payment shall be paid in a lump sum within 10 days of Termination, but in no event later than the following March 15.  If the Participant becomes reemployed with another employer and is eligible to receive health insurance, life insurance, long-term care insurance or long-term disability coverage under another employer-provided plan (regardless of whether the Participant elects such coverage), the health insurance, life insurance, and long-term disability benefits provided pursuant to this section shall be secondary to those provided under such other plan during the applicable period of eligibility.  Long-term care insurance vests by its terms upon a Change in Control.

Equity Vesting.  In the event of a Change in Control (whether or not a Participant’s employment terminates): (i) any unvested portions of stock awards or options granted under the Company’s equity-based plans shall become fully vested upon the Change in Control; and (ii) any shares then unallocated under the Company’s equity-based plans shall then be allocated and distributed to such plan’s participants by the Compensation/Incentive Committee of the Company’s Board of Directors upon the Change in Control.

Outplacement.  A Participant entitled to Severance Benefits under Section 6.1(a) shall be entitled to receive outplacement assistance at an agency of his or her choice, in an amount not to exceed $25,000.00.  Such outplacement services must be used no later than December 31 of the second year following the year in which the Date of Termination occurred.

Certain Additional Payments by the Company to Grandfathered Participants.   This Section 6.3 shall apply only to those individuals who were Participants in the Plan on the Amendment Date and not to anyone designated as a Participant following the Amendment Date, other than with respect to defined terms that are used in Section 6.4.

In the event that any payment or benefit to the Participant or for the Participant’s benefit paid or payable or distributed or distributable pursuant to the terms of this Plan or otherwise in connection with, or arising out of, the Participant’s employment with an Employer or a change in ownership or effective control of the Company or of a substantial portion of its assets (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Code or any tax imposed by Section 409A of the Code, or any interest or penalties are incurred by the Participant with respect to such tax (such tax, together with any such interest and penalties, are hereinafter collectively referred to herein as the “Excise Tax”), then the Participant will be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any income, payroll, interest or penalties imposed with respect to such taxes and the Excise Tax, other than interest and penalties imposed by reason of the Participant’s failure to file timely a tax return or pay taxes shown due on the Participant’s return, and including any Excise Tax imposed upon the Gross-Up Payment), the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

An initial determination as to whether a Gross-Up Payment is required pursuant to this Plan and the amount of such Gross-Up Payment will be made at the Company’s expense by an accounting firm of recognized national standing selected by the Company (the “Accounting Firm”). The Accounting Firm will provide its determination (the “Determination”), together with detailed supporting calculations and documentation, to the Company and the Participant within five days prior to a Change in Control, or such other time as requested by the Company or by the Participant (provided the Participant reasonably believes that any of the Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Participant with respect to a Payment or Payments, it will furnish the Participant with an opinion reasonably acceptable to the Participant that no Excise Tax will be imposed with respect to any such Payment or Payments. Within 10 days of the delivery of the Determination to the Participant, the Participant will have the right to dispute the Determination (the “Dispute”). The Gross-Up Payment, if any, as determined pursuant to this Section 6.3(b) will be paid by the Company to the Participant within 5 days of the receipt of the Determination. The existence of the Dispute will not in any way affect the Participant’s right to receive the Gross-Up Payment in accordance with the Determination. If there is no Dispute, the Determination will be binding, final and conclusive upon the Company and the Participant, subject to the application of Section 6.3(c).

As a result of uncertainty in the application of Sections 280G, 409A, and 4999 of the Code, it is possible that a Gross-Up Payment (or a portion thereof) will be paid which should not be paid (an “Excess Payment”) or that a Gross-Up Payment (or a portion thereof) which should be paid will not be paid (an “Underpayment”). An Underpayment will be deemed to have occurred (i) upon notice (formal or informal) to the Participant from any governmental taxing authority that the Participant’s tax liability (whether in respect of the Participant’s current taxable year or in respect of any prior taxable year) may be increased by reason of the imposition of the Excise Tax on a Payment or Payments with respect to which the Company has failed to make a sufficient Gross-Up Payment, (ii) upon a determination by a court, (iii) by reason of a determination by the Company (which will include the position taken by the Company on its federal income tax return) or (iv) upon the resolution of the Dispute to the Participant’s satisfaction. If an Underpayment occurs, the Participant will promptly notify the Company and the Company will promptly, but in any event at least 5 days prior to the date on which the applicable government taxing authority has requested payment, pay to the Participant an additional Gross-Up Payment equal to the amount of the Underpayment plus any interest and penalties (other than interest and penalties imposed by reason of the Participant’s failure to file timely a tax return or pay taxes shown due on the Participant’s return) imposed on the Underpayment. An Excess Payment will be deemed to have occurred upon a Final Determination (as hereinafter defined) that the Excise Tax will not be imposed upon a Payment or Payments (or portion thereof) with respect to which the Participant had previously received a Gross-Up Payment. A “Final Determination” will be deemed to have occurred when the Participant has received from the applicable government taxing authority a refund of taxes or other reduction in the Participant’s tax liability by reason of the Excise Payment and upon either (x) the date a determination is made by, or an agreement is entered into with, the applicable governmental taxing authority which finally and conclusively binds the Participant and such taxing authority, or in the event that a claim is brought before a court of competent jurisdiction, the date upon which a final determination has been made by such court and either all appeals have been taken and finally resolved or the time for all appeals has expired or (y) the statute of limitations with respect to the Participant’s applicable tax return has expired. If an Excess Payment is determined to have been made, the Participant will pay to the Company (but not less than 10 days after the determination of such Excess Payment and written notice has been delivered to the Participant) the amount of the Excess Payment plus interest at an annual rate equal to the Applicable Federal Rate provided for in Section 1274(d) of the Code from the date the Gross-Up Payment (to which the Excess Payment relates) was paid to the Participant until the date of repayment to the Company. The Participant will use reasonable cooperative efforts at the request of the Company to assist in the determination of the amount of any Excess Payment or Underpayment made to the Participant pursuant to this Plan.

All Payments are intended by Company and Participant to meet the requirements of Section 409A of the Code.  Consistent with the foregoing, all Gross-Up Payments payable pursuant to this Section 6.3 and any other amounts payable to any Participant pursuant to this Plan in respect of taxes shall be paid to the Participant as soon as practicable after the amount of the relevant tax has been determined and, in any event, no later than December 31 of the year immediately following the year in which the Participant remits the relevant taxes.

Certain Terms Applicable to Non-Grandfathered Participants.  This Section 6.4 shall apply only to those individuals who are designated as a Participant following the Amendment Date and not to anyone who was a Participant on the Amendment Date.

In the event it is determined by the Accounting Firm that part or all of any Payment to a Participant is subject to the Excise Tax, the amounts constituting “parachute payments” (within the meaning of Section 280G of the Code) which would otherwise be payable to the Participant or for the Participant’s benefit shall be reduced to the maximum amount that would not be subject to the Excise Tax (the “Reduced Amount”); provided that such amounts shall not be so reduced if the Accounting Firm determines that without such reduction, the Participant would be entitled to receive and retain, on a net after-tax basis (including, without limitation, any Excise Tax), an amount which is greater than the amount, on a net after-tax basis, that the Participant would be entitled to retain upon receipt of the Reduced Amount.  In connection with making determinations under this Section 6.3(a), the Accounting Firm shall take into account any positions to mitigate any Excise Tax, such as the value of any reasonable compensation for services to be rendered by the Participant before or after the Change in Control.

An initial determination by the Accounting Firm as to whether an Excise Tax would otherwise be payable and whether a Reduced Amount is applicable is required pursuant to this Plan.  The Accounting Firm will provide its Determination, together with detailed supporting calculations and documentation, to the Company and the Participant within five days prior to the Change in Control, or such other time as requested by the Company or by the Participant (provided the Company or the Participant reasonably believes that any of the Payments may be subject to the Excise Tax).  Within 10 days of the delivery of any Determination to the Participant, the Participant will have the right to Dispute.  If there is no Dispute, the Determination will be binding, final and conclusive upon the Company and the Participant, subject to the application of Section 6.4(d).

If the Determination results in a reduction of the Payments that would otherwise be paid to the Participant, such reduction shall be first applied to reduce any cash Payments that the Participant would otherwise be entitled to receive (whether pursuant to this Plan or otherwise) and shall thereafter be applied to reduce other Payments (including benefits), in each case, in reverse order beginning with the Payments that are to be paid the furthest in time from the date of such Determination, unless, to the extent permitted by Section 409A of the Code, the Participant elects to have the reduction in Payments applied in a different order; provided that, in no event may such Payments be reduced in a manner that would result in subjecting the Participant to additional taxation under Section 409A of the Code.  Within ten business days following such Determination (or, if applicable, within ten business days following resolution of any Dispute pursuant to Section 6.4(b)), the Company shall pay or distribute to the Participant or for the Participant's benefit such amounts as are then due to the Participant under this Plan or otherwise and shall promptly pay or distribute to the Participant or for the Participant's benefit in the future such amounts as become due to the Participant under this Plan or otherwise.

As a result of the uncertainty in the application of Sections 280G and 4999 of the Code at the time of a Determination, it is possible that an Excess Payment or Underpayment may occur, in each case, consistent with the calculation of the Reduced Amount (if applicable) hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or the Participant which the Accounting Firm believes has a high probability of success, determines that an Excess Payment has been made, any such Excess Payment paid or distributed by the Company to or for the Participant’s benefit shall be repaid by the Participant to the Company together with interest at the applicable federal rate provided for in Section 1274(d) of the Code; provided, however, that no such repayment shall be required if and to the extent such deemed repayment would not either reduce the amount on which the Participant is subject to tax under Sections 1 and 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based on controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the Participant's benefit together with interest at the applicable federal rate provided for in Section 1274(d) of the Code.  The Participant will use reasonable cooperative efforts at the request of the Company to assist in the determination of the amount of any Excess Payment or Underpayment made to the Participant pursuant to this Plan.

Other Benefits Payable.  The Severance Benefits provided pursuant to Section 6.2 above shall be provided in addition to, and not in lieu of, all other accrued or vested or earned but deferred compensation, rights, stock options, or other benefits which may be owed to a Participant by an Employer, with the exception of payments to be made under (a) the Chemed Corporation Senior Executive Severance Policy and (b) employment agreements for Tier 1 Participants.

Payment Obligations Absolute.  The obligations of the Company to pay the Severance Benefits described in Section 6.2 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense, or other right which the Company or any Affiliate may have against any Participant.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of this Plan, nor shall the amount of any payment hereunder be reduced by any compensation earned by a Participant as a result of employment by another employer, except with respect to the welfare benefits as provided under Section 6.2(c).

SUCCESSOR TO COMPANY

This Plan shall bind any successor of the Company, its assets, or its businesses (whether direct or indirect, by purchase, merger, consolidation, or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not, by the foregoing provision or by operation of law, be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

AMENDMENT AND TERMINATION

Amendment and Termination.  The Plan may be terminated or amended in any respect by resolution adopted by a majority of the Administrative Committee, unless a Change in Control has previously occurred.  However, after the Administrative Committee has knowledge of a transaction or event that, if consummated, would constitute a Change in Control, this Plan may not be terminated or amended in any manner which would adversely affect the rights or potential rights of Participants, unless and until the Administrative Committee has determined that such potential Change in Control has been abandoned and will not be consummated, and the Administrative Committee does not have knowledge of another transaction or event that, if consummated, would constitute a Change in Control.  If a Change in Control occurs, the Plan shall no longer be subject to amendment or termination in any respect which adversely affects the rights of Participants.

Form of Amendment.  The form of any amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Administrative Committee.  An amendment of the Plan in accordance with the terms hereof shall automatically effect a corresponding amendment to all Participants’ rights hereunder.  A termination of the Plan, subject to the terms hereof, shall automatically effect a termination of all Participants’ rights and benefits hereunder.

MISCELLANEOUS

Legal Fees and Expenses, Arbitration.  Each party shall pay their own legal fees incurred in connection with any enforcement of rights under this Plan.  Disputes arising under this Plan shall be subject to arbitration according to the rules of the American Arbitration Association.  The Company and Participant shall share equally any third party costs of such arbitration.

Employment Status.  This Plan does not constitute a contract of employment or impose on a Participant’s Employer any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies or those of its Affiliates regarding termination of employment.

Validity and Severability.  The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Waiver.  The Company’s or a Participant’s failure to insist upon strict compliance with any provision of this Plan or the failure to assert any right the Company or a Participant may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Plan.

Governing Law.  The validity, interpretation, construction, and performance of the Plan shall in all respects be governed by the laws of the State of Ohio, without reference to its principles of conflict of law.

Claims Procedure.  If an Employee or former Employee makes a written request alleging a right to receive benefits under the Plan or alleging a right to receive an adjustment in benefits being paid under the Plan, the Company shall treat it as a claim for benefits.  All claims for Severance Benefits under the Plan shall be sent to the Legal Department of the Company and must be received within 30 days after the Date of Termination.  If the Company determines that any individual who has claimed a right to receive Severance Benefits under the Plan is not entitled to receive all or any part of the benefits claimed, it will inform the claimant in writing of its determination and the reasons therefor in terms calculated to be understood by the claimant.  The notice will be sent within 30 days of the written request, unless the Company determines additional time, not exceeding 45 days, is needed.  The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and describe any additional material or information that is necessary.  Such notice shall, in addition, inform the claimant what procedure the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim.  The claimant may, within 90 days thereafter, submit in writing to the Company a notice that the claimant contests the denial of his or her claim by the Company and desires a further review.  The Company shall, within 30 days thereafter, review the claim and authorize the claimant to appear personally and review pertinent documents and submit issues and comments relating to the claim to the persons responsible for making the determination on behalf of the Company.  The Company will render its final decision with specific reasons therefor in writing and will transmit it to the claimant within 30 days of the written request for review, unless the Company determines additional time, not exceeding 45 days, is needed, and so notifies the Participant.  If the Company fails to respond to a claim filed in accordance with the foregoing within 30 days or any such extended period, the Company shall be deemed to have denied the claim.

Indemnification of Administrative Committee.  No member or agent of the Administrative Committee shall be personally liable for any action, determination, or interpretation made with respect to the Plan, and each member of the Administrative Committee shall be indemnified by the Company to the fullest extent permitted by applicable law and the governing instruments of the Company.

Unfunded Plan Status.  This Plan is intended to be an unfunded plan.  All payments pursuant to the Plan shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment.  No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.  Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Tax Withholding.  Any payment provided for hereunder shall be paid net of any applicable tax withholding required under federal, state, local, or foreign law.

Nonalienation of Benefits.  Except as otherwise specifically provided herein, amounts payable under the Plan shall not be subject to any manner of anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of a Participant, prior to actually being received by the person entitled to payment under the terms of the Plan.  Any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge, garnish, execute, or levy upon, otherwise dispose of any right to amounts payable hereunder, shall be null and void.

Facility of Payment.

If a Participant is declared an incompetent, and a conservator, guardian, or other person legally charged with his or her care has been appointed, any Severance Benefits to which such Participant is entitled may be paid to such conservator, guardian, or other person legally charged with his or her care;

If a Participant is declared an incompetent and a conservator, guardian, or other person charged with his or her care has not been appointed, the Administrative Committee may:  (i) require the appointment of a conservator or guardian; (ii) distribute any Severance Benefits to which such Participant is entitled to his or her spouse, with respect to a Participant who is married, or to such other relative of an unmarried Participant for the benefit of such Participant; or (iii) distribute any Severance Benefits to which such Participant is entitled directly to or for the benefit of such Participant.

Gender and Number.  Except when the context indicates to the contrary, when used herein masculine terms shall be deemed to include the feminine, and the plural shall be deemed to include the singular.

Headings.  The headings of Articles and Sections are included solely for convenience of reference and are not to be used in the interpretation of the provisions of the Plan.

Equity-Based Plans.  No provision hereunder is intended to restrict acceleration of any interests granted under equity-based plans of the Company, in accordance with the terms of said plans.

Section 409A Matters.

The payments and benefits under this Plan are intended to be exempt from, or comply with, Section 409A of the Code, and to the maximum extent permitted this Plan shall be limited, construed and interpreted in accordance with such intent. Except as specifically set forth in Section 6.3 in respect of individuals who were Participants as of the Amendment Date, in no event whatsoever shall the Company or its Affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on a Participant or damages for failing to comply with Section 409A of the Code under this Plan.

Notwithstanding any other provision of this Plan to the contrary, to the extent that any reimbursement of expenses constitutes nonqualified deferred compensation subject to Section 409A of the Code, such reimbursement shall be provided no later than December 31 of the year following the year in which the expense was incurred (or, where applicable, no later than such earlier time required by this Plan). To the extent required by Section 409A of the Code, (i) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, (ii) the amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year and (iii) any right to such reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), the right to receive payments in the form of installment payments shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment shall at all times be considered a separate and distinct payment.

Notwithstanding any other provision of this Plan to the contrary, if, at the time of a Participant's separation from service (as defined in Section 409A of the Code), the Participant is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Section 409A of the Code payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A of the Code (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six-month period or such shorter period, if applicable).

Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation subject to Section 409A of the Code upon or following a termination of the Participant's employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Code and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

Appendix A

Chemed Corporation

Change in Control Severance Plan

Participant Designation

Tier 1
	K. J. McNamara	President and Chief Executive Officer
	D. P. Williams	Executive VP and Chief Financial Officer

Tier 2
	M. D. Witzeman	VP and Controller
	T. C. Hutton	Vice President
	L. A. Reinhard	VP and Chief Administrative Officer
	G. A. Zarick	VP
	B. C. Judkins (a)	VP and Chief Legal Officer
	H. R. Schmidt (a)	VP and Assistant Controller
	N. J. McNamara (a)	VP
	N. M. Westfall	Vitas Chief Executive Officer
	P. Hale	Vitas Executive VP and Chief Information Officer
	J. Wherley	Vitas Executive VP and Chief Operating Officer
	P. Husted	Vitas Executive VP Operations
	R. C. Miller	Vitas Executive VP and Chief Compliance Officer
	J. Kreger (a)	Vitas Executive VP and Chief Financial Officer
	D. Psaras (a)	Vitas Executive VP and Chief Human Resources Officer
	J. Shega (a)	Vitas Executive VP and Chief Medical Officer
	B. Stock (a)	Senior VP Strategy and Innovation
	B. Wysong (a)	Senior VP Operational Performance
	S. S. Lee	Roto-Rooter Chief Executive Officer
	R. P. Goldschmidt	Roto-Rooter President
	M. A. Conners	Roto-Rooter Executive VP - Contractors
	K. M. Aielli	Roto-Rooter Vice President – Finance
	S. Ratterman (a)	Roto-Rooter Vice President – Financial Operations
	M. Polyak (a)	Roto-Rooter Senior Vice President – Operations

Denotes Participates Designation added to the Plan After August 3, 2018 Plan Amendment which eliminated gross-up payments for excise taxes for future participants, as approved by the Committee.